Exhibit 99.1

JOINT FILING AGREEMENT

The parties listed below agree that the Schedule 13D to which this agreement (this “Agreement”) is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: January 10, 2023

Antalpha Technologies Holdings Limited

By:	/s/ Xin Jin
Name:	Xin Jin
Title:	Director

Antalpha Holdings Limited

By:	/s/ Xin Jin
Name:	Xin Jin
Title:	Director

Antpool Technologies Holding Company

By:	/s/ Ketuan Zhan
Name:	Ketuan Zhan
Title:	Director

Great Simplicity Investment Corporation

By:	/s/ Ketuan Zhan
Name:	Ketuan Zhan
Title:	Director

Ketuan Zhan

By:	/s/ Ketuan Zhan